EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-125740, 333-116969, 333-71328, and 333-100233 on Form S-8 and in Registration Statement Nos. 333-111573, 333-109096, 333-80384, 333-21493 and 333-62929 on Form S-3 of I-Flow Corporation of our report dated March 9, 2009, relating to the consolidated financial statements and financial statement schedule of I-Flow Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in 2007, appearing in this Annual Report on Form 10-K of I-Flow Corporation for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
Costa Mesa, California
March 9, 2009